Exhibit 99.1

Nektar Therapeutics Reports Financial Results for the First Quarter of 2016

SAN FRANCISCO, May 3, 2016 /PRNewswire/ — Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the first quarter ended March 31, 2016.

Cash and investments in marketable securities at March 31, 2016 were $288.3 million as compared to $308.9 million at December 31, 2015. This balance at March 31, 2016 does not include $28.0 million received from AstraZeneca in April of 2016 for the sublicense of MOVENTIG™ to ProStrakan in Europe.

"I am very pleased with the progress of both our proprietary pipeline and partner programs," said Howard W. Robin, President and Chief Executive Officer of Nektar. "MOVANTIK® has performed well in its first year with positive feedback from physicians and patients. ADYNOVATE™, which was launched in the U.S. in December 2015 by Baxalta, recently received approval in Japan and has now been filed for approval in Europe.  The NKTR-181 Phase 3 efficacy study in patients with chronic low back pain is on track to provide top-line results in early 2017.  Finally, NKTR-214, our immuno-oncology candidate, is advancing in its first-in-human trial evaluating its safety and efficacy in cancer patients with solid tumors.  We expect to report initial top-line data from the dose-escalation stage of the NKTR-214 study in the second half of 2016."

Revenue for the first quarter of 2016 was $58.9 million as compared to $108.8 million in the first quarter of 2015. Revenue for the first quarter of 2016 includes the recognition of $28.0 million received from AstraZeneca in April of 2016 for the sublicense of MOVENTIG to ProStrakan in Europe which occurred in the first quarter.  Revenue in the first quarter of 2015 was higher primarily because of the one-time recognition of $90 million related to the U.S. commercial launch of MOVANTIK™.  Product sales and royalty revenue increased to $18.2 million in the first quarter of 2016 as compared to $8.1 million in the first quarter of 2015.

Revenue also included non-cash royalty revenue, related to our 2012 royalty monetization, of $6.5 million and $4.0 million for the three months ended March 31, 2016 and 2015, respectively. This non-cash royalty revenue is partially offset by non-cash interest expense also incurred in connection with the 2012 royalty monetization. Non-cash interest expense was $5.0 million in the first quarter 2016 as compared to $5.1 million in the first quarter 2015.

Total operating costs and expenses for the first quarter of 2016 were $68.4 million as compared to $65.8 million in the first quarter of 2015. Total operating costs and expenses increased primarily as a result of higher research and development (R&D) expense in the first quarter of 2016.  R&D expense in the first quarter of 2016 was $49.3 million as compared to $47.0 million for the first quarter of 2015 and was higher in the first quarter of 2016 primarily due to expenses for the NKTR-181 Phase 3 studies and for initiation of the Phase 1/2 study of NKTR-214.

General and administrative expense was $10.2 million in the first quarter of 2016 as compared to $10.3 million in the first quarter of 2015.

In Q1 2016, net loss was $19.5 million, or $0.14 loss per share as compared to net income of $33.8 million, or $0.26 basic earnings per share in the first quarter of 2015.  This decrease is primarily because of the one-time recognition of $90 million related to the U.S. commercial launch of MOVANTIK™ in the first quarter of 2015.

The company also announced upcoming presentations at the following scientific congresses during the first half of 2016:

SMI 16th Annual Pain Therapeutics Conference, London, England:

•	Abstract Title: "NKTR-181, A Novel Mu-Opioid Analgesic Designed for Inherent Low Abuse Liability" presented by Stephen Doberstein, Ph.D.

o	Session: Opioid Dependence

o	Date: May 24, 2016

ASCO Annual Meeting, Chicago, IL:

•	Abstract 11545: "Immune Memory in Nonclinical Models after Treatment with NKTR-214, an Engineered Cytokine Biased Towards Expansion of CD8+ T Cells in Tumor", D. Charych, et al.

o	Poster Session: Tumor Biology

o	Date: June 6, 2016, 1:00 p.m. – 4:30 p.m. Central Time

Conference Call to Discuss First Quarter 2016 Financial Results

Nektar management will host a conference call to review the results beginning at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time today, Tuesday, May 3, 2016.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Friday, June 3, 2016.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 96031147 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics has a robust R&D pipeline in pain, oncology, hemophilia and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly-owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. In hemophilia, Nektar has a collaboration agreement with Baxalta for ADYNOVATE™ [Antihemophilic Factor (Recombinant)], a longer-acting PEGylated Factor VIII therapeutic approved in the U.S. in patients over 12 with hemophilia A. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca's MOVANTIK™, Baxalta's ADYNOVATE™, UCB's CIMZIA® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's NEULASTA® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies.

ADYNOVATE™ is a trademark of Baxalta Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the advancement of our pipeline, the potential of MOVANTIK and ADYNOVATE, target time frames for availability of future clinical results, and the value and potential of our polymer conjugate technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) the commercial potential of a new drug at the early stages of commercial launch, such as MOVANTIK and ADYNOVATE, is difficult to predict and will have a significant impact on our future results of operation and financial condition; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates and those of our partners may be delayed or unsuccessful due to regulatory delays, institutional review board review and approvals, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) patents may not issue from our patent applications for our drugs (including MOVANTIK and ADYNOVATE) and drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (v) the outcome of any existing or future intellectual property or other litigation related to our drugs and drug candidates and those of our collaboration partners including MOVANTIK and ADYNOVATE. Other important risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 29, 2016. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
For Investors:
Jennifer Ruddock of Nektar Therapeutics
415-482-5585

Jodi Sievers of Nektar Therapeutics
415-482-5593

For Media:
Dan Budwick of Pure Communications, Inc.
(973) 271-6085
dan@purecommunicationsinc.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2016	December 31, 2015 (1)
ASSETS
Current assets:
Cash and cash equivalents	$72,549	$55,570
Short-term investments	215,776	253,374
Accounts receivable, net	39,677	19,947
Inventory	11,250	11,346
Other current assets	5,593	9,814
Total current assets	344,845	350,051

Property, plant and equipment, net	69,852	71,336
Goodwill	76,501	76,501
Other assets	681	754
Total assets	$491,879	$498,642

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$2,349	$2,363
Accrued compensation	10,044	5,998
Accrued clinical trial expenses	10,596	8,220
Other accrued expenses	6,284	4,156
Interest payable	4,144	4,198
Capital lease obligations, current portion	4,782	4,756
Deferred revenue, current portion	17,240	21,428
Other current liabilities	10,506	10,127
Total current liabilities	65,945	61,246

Senior secured notes, net	242,130	241,699
Capital lease obligations, less current portion	3,325	1,073
Liability related to sale of future royalties, net	114,631	116,029
Deferred revenue, less current portion	59,587	62,426
Other long-term liabilities	6,536	9,740
Total liabilities	492,154	492,213

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock	-	-
Common stock	13	13
Capital in excess of par value	1,888,531	1,876,072
Accumulated other comprehensive loss	(1,835)	(2,170)
Accumulated deficit	(1,886,984)	(1,867,486)
Total stockholders' equity (deficit)	(275)	6,429
Total liabilities and stockholders' equity (deficit)	$491,879	$498,642

(1) The consolidated balance sheet at December 31, 2015 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenue:
Product sales	$14,099	$7,974
Royalty revenue	4,061	125
Non-cash royalty revenue related to sale of future royalties	6,535	3,962
License, collaboration and other revenue	34,187	96,740
Total revenue	58,882	108,801

Operating costs and expenses:
Cost of goods sold	8,870	8,444
Research and development	49,268	47,011
General and administrative	10,228	10,303
Total operating costs and expenses	68,366	65,758

Income (loss) from operations	(9,484)	43,043

Non-operating income (expense):
Interest expense	(5,677)	(4,171)
Non-cash interest expense on liability related to sale of future royalties	(5,045)	(5,050)
Interest income and other income (expense), net	875	211
Total non-operating expense, net	(9,847)	(9,010)

Income (loss) before provision for income taxes	(19,331)	34,033

Provision for income taxes	167	213
Net income (loss)	$(19,498)	$33,820

Net income (loss) per share:
Basic	$(0.14)	$0.26

Diluted	$(0.14)	$0.25

Weighted average shares outstanding used in computing net income (loss) per share:
Basic	135,793	131,359

Diluted	135,793	135,667

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(19,498)	$33,820
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Non-cash royalty revenue related to sale of future royalties	(6,535)	(3,962)
Non-cash interest expense on liability related to sale of future royalties	5,045	5,050
Stock-based compensation	6,363	5,177
Depreciation and amortization	3,715	2,973
Other non-cash transactions	(617)	(938)
Changes in operating assets and liabilities:
Accounts receivable, net	(19,730)	722
Inventory	96	441
Other assets	4,294	2,809
Accounts payable	(34)	2,241
Accrued compensation	4,046	3,607
Accrued clinical trial expenses	2,376	1,039
Other accrued expenses	2,176	1,811
Interest payable	(54)	(3,750)
Deferred revenue	(7,027)	1,993
Other liabilities	1,736	10,279
Net cash (used in) provided by operating activities	(23,648)	63,312

Cash flows from investing activities:
Purchases of investments	(31,452)	(24,432)
Maturities of investments	69,377	73,434
Sales of investments	-	5,215
Purchases of property, plant and equipment	(1,679)	(1,059)
Net cash provided by investing activities	36,246	53,158

Cash flows from financing activities:
Payment of capital lease obligations	(1,723)	(1,098)
Proceeds from shares issued under equity compensation plans	6,096	1,685
Net cash provided by financing activities	4,373	587

Effect of exchange rates on cash and cash equivalents	8	30
Net increase in cash and cash equivalents	16,979	117,087
Cash and cash equivalents at beginning of period	55,570	12,365
Cash and cash equivalents at end of period	$72,549	$129,452

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,244	$7,855